Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 7th day of January, 2008, by and between THE STRIDE RITE CORPORATION, a Massachusetts corporation, (“SRR”) and GREGG RIBATT (“Executive”).

WITNESSETH:

WHEREAS, SRR and its related entities are one of the leading footwear and apparel companies in the United States, reaching customers through multiple price points and selling channels, including retail, wholesale, licensing and e-commerce, throughout the United States, Europe, Latin America, and Canada.

WHEREAS, SRR conducts its business in part through various direct and indirect subsidiaries, including the Stride Rite Children’s Group, Keds, Grasshoppers, Robeez, Saucony, Hind, Sperry Top-Sider, and Tommy Hilfiger Footwear (SRR and its subsidiaries and affiliates including Collective Brands, Inc. and its subsidiaries and affiliates being referred to as “Stride Rite”).

WHEREAS, Executive recognizes and acknowledges that Executive's position with Stride Rite provides him with access to Stride Rite’s proprietary, trade secret and other confidential information relating to its business.

WHEREAS, Stride Rite has expended a great deal of time, money and effort to develop and maintain its proprietary, trade secret and confidential information; this information, if misused or disclosed, could be very harmful to Stride Rite's business and its competitive position in the marketplace.

WHEREAS, Executive recognizes and acknowledges that if Executive's employment with Stride Rite ceases, Stride Rite needs certain protections to ensure that Executive does not misuse or disclose any proprietary, trade secret or confidential information entrusted to Executive during the course of employment or take any other action which could result in a loss of Stride Rite's good will that was generated on Stride Rite's behalf and at its expense, and, more generally, to prevent Executive from having an unfair competitive advantage over Stride Rite.

WHEREAS, Executive desires to be employed by Stride Rite and to be given access to proprietary, trade secret and confidential information of Stride Rite necessary for Executive to perform Executive’s job, but which Stride Rite would not make available but for Executive’s signing and agreeing to abide by the terms of this Agreement.

In exchange for the agreement to employ Executive and the compensation and other benefits paid by Stride Rite to Executive while employed by Stride Rite as provided by this Agreement, the Indemnification Agreement between Stride Rite and Executive dated January 7, 2008 (the “Indemnification Agreement”), the Change in Control Agreement between Stride Rite and Executive dated January 7, 2008 (the “Change in Control Agreement), as well as for other good and valuable consideration, including but not limited to Stride Rite’s disclosure of certain confidential business information, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Term.  This Agreement shall commence on the January 7, 2008, and shall expire on January 7, 2010, (the “Contract Term”), unless sooner terminated in accordance with Paragraph 8 hereof.  Beginning on January 8, 2008, the Contract Term will be automatically extended each day by one day, until either party delivers to the other written notice of non-renewal.

2.           Duties.

(a)           Executive shall perform all duties incident to the position of President and Chief Executive Officer, as well as any other duties as may be reasonably assigned from time to time by Stride Rite.  Executive shall report directly and exclusively to the Chief Executive Officer of Collective Brands, Inc.  Executive agrees to use Executive’s best efforts, energies and skill to perform the duties and responsibilities of the position, and to this end will devote Executive’s full time and attention exclusively to the business of Stride Rite; provided Executive shall be permitted to serve as a director of up to one non-competitive for-profit board of directors and two not-for-profit boards of directors; provided (A) these duties do not interfere with Executive’s performance of Executive’s responsibilities under this Agreement; and (B) service on a non-competitive for-profit board has been approved by the Compensation and Nominating Committee of Collective Brands, Inc., such approval not to be unreasonably withheld or delayed.  This Agreement shall remain in effect and shall apply to Executive, without any need for re-execution, regardless of the duties to which Executive may in the future be assigned.

(b)           At all times during the Contract Term, Executive will maintain Executive’s residence within reasonable access to the Corporate Headquarters of Stride Rite.

3.            Compensation; Benefits.

(a)           Base Salary.  Stride Rite agrees to pay Executive a base salary during the Contract Term at the annual rate of $650,000.00, less applicable taxes and withholding, payable in equal bi-weekly installments, which annual rate will be subject to an annual review, which may result in an increase (but not a decrease, unless Executive consents) in salary, during Stride Rite’s regularly scheduled review time.

(b)           Incentive Plans. Executive shall be eligible to participate in such annual plans, programs or arrangements established from time to time for senior executives of Stride Rite (the "Incentive Plans"), in accordance with and subject to all of the terms and provisions of such Incentive Plans.  Executive’s target incentive for fiscal year 2008 is 65% of base compensation.  If Executive’s employment commencement date is after February 4, 2008, Executive’s incentive opportunity will be prorated based upon Executive’s hire date.

(c)           Expenses.  Stride Rite shall reimburse Executive for all items of normal business expense incurred by Executive as an employee of Stride Rite in accordance with Stride Rite’s reimbursement policies in effect from time to time.

(d)           Benefits.  Stride Rite has adopted certain welfare benefit plans (including, but not limited to, medical, prescription drug, dental, disability, and life insurance) and has established certain perquisites which may, from time to time, confer rights and benefits on Executive in accordance with their terms.  Stride Rite may also, in the future, adopt additional welfare benefit plans, establish additional perquisites, or amend, modify or terminate any of the aforesaid welfare benefit plans and arrangements, all in accordance with their terms and in accordance with applicable law.  Unless effectively waived, Executive shall be entitled to whatever rights and benefits which may be conferred on Executive, from time to time in accordance with the terms of such plans and arrangements which plans and arrangements include as of the date hereof, the Eye Care Plan of America, a group term life insurance, short-term and long-term disability coverage, Employee Stock Purchase Plan and 401(k) Employee Savings and Investment Plan, as such may be in existence from time to time.  Stride Rite will waive the 30 day waiting period for vacation accrual.  Executive will be eligible for four weeks of vacation in the first year of his employment  with SRR.

(e)           Stock.  Executive will be eligible for future grants of restricted stock, stock-settled stock appreciation rights, stock options, or performance units, if any, as may be granted under the terms of the Collective Brands, Inc. 2006 Stock Incentive Plan, in accordance with the criteria established from time to time by the Compensation Committee of the Collective Brands, Inc. Board of Directors.  Executive’s target long-term stock incentive for such awards will be 150% of Executive’s base salary and governed in accordance with The Stride Rite Annual Incentive Plan and any successer plan.  The terms of the attraction stock award grant agreement to be granted on the later of January 7, 2008 or the commencement  of Executive’s employment will be  substantially in the form of Exhibit A hereto.

(f)           Automobile Allowance.  Executive shall be eligible for an automobile allowance as determined by Stride Rite from time to time, paid monthly upon written request.

(g)           Withholding.  All payments to Executive under this Agreement will be treated as compensation for services.  Accordingly, Stride Rite may withhold from any payment, any taxes that are required to be withheld under any law, rule or regulation.

(h)           Professional Fees.  Stride Rite shall reimburse Executive for all reasonable professional fees for advice and representation in connection with the Agreement, up to a maximum amount of $7,500.00.

4.	Noncompete.

(a)           At all times during the Contract Term, and for a period of two (2) years immediately following Executive’s last day of employment with Stride Rite, Executive will not directly or indirectly:

(i)           own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing, or control of, or be a partner in, be employed by, or act as an advisor, consultant, agent, officer, director, or independent contractor for, or otherwise have an interest in, a Competing Business; or

(ii)           solicit, induce, hire, or attempt to aid or assist any person or entity other than Stride Rite in soliciting for employment, offering employment to, or hiring, any employee of Stride Rite or any person who, at any time during the 12 months prior to the solicitation, was employed by Stride Rite.

Nothing in this Paragraph 4(a) shall prevent Executive, however, from performing Executive’s duties and responsibilities for Stride Rite.  In addition, ownership of an interest in Stuart Weitzman Holdings, LLC or any affiliated entity, or an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business shall not constitute ownership or participation in ownership in violation of Paragraph 4(a)(i).  If, in the event that Executive’s employment terminates for any reason, and Employee becomes an employee or investor in a private hedge fund, private equity fund, venture capital fund or any similar entity, after a period of one (1) year from the termination of Executive’s employment, notwithstanding Paragraph 4(a)(i) above, in his capacity as an investor/employee in such fund or entity Executive may become an investor/director in a Competing Business, provided Executive does not act as an employee or handle day-to-day business matters, but only (i) acts as in his director and/or investor capacity, and (ii) complies with all other applicable requirements in this Agreement (such as those set forth in 4 (a)(ii) above) during the requisite period therefore specified in this Agreement.

(b)           The term "Competing Business" shall include, but not be limited to:

(i)           any retail business or licensee, including on-line retail businesses, with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear, apparel or accessories in whole or in part competitive to that sold by Stride Rite within 10 miles of any Stride Rite store or the store of any licensee of Stride Rite in the United States, or anywhere in any foreign country in which Stride Rite has retail stores, wholesale customers, or licensees;

(ii)           any franchising or wholesaling business with gross sales or revenues in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales  or revenues in the prior fiscal year of more than $25 million) which sells footwear, apparel or accessories in whole or in part competitive to that sold by Stride Rite in the United States, or anywhere in any foreign country in which Stride Rite has retail stores, wholesale customers, or licensees;

      (iii)   any footwear manufacturing business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales  or revenue in the prior fiscal year of more than $25 million) which sells footwear, apparel or accessories in whole or in part competitive to that sold by Stride Rite to retailers, wholesale customers, licensees, or other footwear distributors in the United States, or anywhere in any foreign country in which Stride Rite has retail stores, wholesale customers, franchisees or licensees; or

          (iv) any business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) engaged in the research, development, design, or production of footwear, apparel or accessories in whole or in part competitive to that sold by Stride Rite; or

          (v) any business which provides buying office services to a business which sells footwear, apparel or accessories in whole or in part competitive to that sold by Stride Rite to retailers, wholesale customers, licensees, or other footwear.

(c)            Background of non-compete restrictions:

(i)  In connection with its business, Stride Rite has expended a great deal of time, money and effort to develop and maintain its proprietary, trade secret and confidential information; this information, if misused or disclosed, could be very harmful to Stride Rite's business and its competitive position in the marketplace;

(ii) Executive recognizes and acknowledges that Executive’s position with Stride Rite provides Executive with access to Stride Rite’s proprietary, trade secret, and confidential information;

(iii)  Stride Rite compensates its employees to, among other things, develop and preserve goodwill and relationships on Stride Rite's behalf and to develop and preserve business information for Stride Rite’s exclusive ownership and use;

(iv) Long-term customer and supplier relationships often can be difficult to develop and require a significant investment of time, effort and expense; and

(v)  Executive recognizes and acknowledges that if Executive’s employment with Stride Rite were to cease, Stride Rite would need certain protections in order to ensure that Executive does not appropriate or use any confidential and proprietary trade secret information entrusted to Executive during the course of employment or take any other action which could result in a loss of Stride Rite’s goodwill that was generated on Stride Rite’s behalf and at its expense, and, more generally, to prevent Executive from having an unfair competitive advantage over Stride Rite.

(d)           Reasonableness of non-compete restrictions.  Executive acknowledges and agrees that the restrictions in Paragraph 4 are reasonable and that such restrictions are enforceable in view of the background for the non-compete restrictions set forth in the Paragraph 4(c), and in view of, among other things, the following:

(i)           the markets in which Stride Rite operates its businesses;

(ii)           the proprietary, trade secret, and other confidential business information to which Executive has or will have access;

(iii)           Executive's training and background, which are such that neither Stride Rite nor Executive believes that the restraint will pose an undue hardship on the Executive or prevent Executive from finding suitable non-competitive employment during the specified period of non-competition;

(iv)           a Competing Business could benefit greatly if it were to obtain Stride Rite's proprietary, trade secret, and other confidential business information;

(v)           Stride Rite would not have adequate protection if Executive is permitted to work for any Competing Business in violation of this Agreement since Stride Rite would be unable to verify whether its proprietary, trade secret, and other confidential business information was being disclosed or misused;

(vi)           the limited duration and limited scope of, and the limited activities prohibited by, the restrictions in Paragraph 4; and

(vii)           Stride Rite's legitimate interests in protecting its proprietary, trade secret, and other confidential business information, goodwill and relationships.

(e)           If Executive violates Executive’s obligations under Paragraph 4, then Stride Rite shall be entitled to all legal and equitable rights and remedies under this Agreement, including all of its rights and remedies referred to in Paragraph 10 of this Agreement.  Further, any time in which Executive is in violation of Executive’s obligations shall not count toward satisfying the time during which any injunctive restriction shall apply.  For example, if Executive were to join a competitor in violation of the restrictions in Paragraph 4(a) and work for such competitor for one month before a court enjoined such violation, then the two year time period of the restriction would begin when such injunction were issued; the one month in which Executive violated the restriction would not count toward the time that the restriction applies.

(f)           Executive agrees to provide a copy of this Agreement (with Paragraph 3(a) redacted, if desired) to any prospective employer Executive contacts during or after termination or resignation of employment.  Executive authorizes Stride Rite to contact Executive’s future employers and other entities with which Executive has any business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employer and entities.  Executive releases Stride Rite, its employees and agents, from all liability for damages arising from such contact or communications.

5.	Confidential Information.

(a)           Executive will not, at any time during the Contract Term or after termination of employment, directly or indirectly use, make known, disclose, furnish, or make available Confidential Information (as defined herein), other than in the proper performance of the duties contemplated herein.

(b)           “Confidential Information” means any non-public information pertaining to Stride Rite’s business disclosed by Stride Rite to Executive, or developed or learned by Executive during the course of Executive’s Stride Rite employment, including, without limitation, any confidential information and documents concerning Stride Rite’s customers; customer, supplier, and vendor lists; terms, conditions and other business arrangements with vendors, suppliers, or factories; contract factory lists; relationships with domestic, Chinese, and other foreign manufacturers and independent buying agents that manufacture footwear, apparel or accessories for Stride Rite; manufacturing plans; advertising, marketing plans and strategies; pricing information; profit margins; seasonal plans, goals, objectives and projections; new product and service ideas; compilations, analyses and projections regarding Stride Rite's businesses, product segments, product lines, suppliers, sales and expense information; patent applications (prior to their being public); salary, staffing and employment information (including information about performance of other executives); operations manuals; proprietary computer software designs and hardware configurations; proprietary technology; computer software applications and other programs; techniques, methods, styles, designs and design concepts, business plans, knowledge and data related to processes, products, compounds, compositions, formulae, lasts and molds, and "know-how," techniques or any technical information not of a published nature relating, for example, to how Stride Rite conducts its businesses;

(c)           Executive acknowledges that Stride Rite’s businesses are intensely competitive and that, by virtue of Executive’s employment with Stride Rite, Executive will have access to and knowledge of Confidential Information.  Executive also agrees that the misuse or direct or indirect disclosure of Confidential Information to existing or potential competitors of Stride Rite would place it at a competitive disadvantage and would harm and damage Stride Rite’s businesses.

(d)           During Executive's employment with Stride Rite and thereafter, Executive will: (i) notify and provide Stride Rite immediately with the details of any unauthorized possession, use or knowledge of any Confidential Information, (ii) assist in preventing any reoccurrence of such possession, use or knowledge, and (iii) cooperate with Stride Rite in any litigation or other action to protect or retrieve Confidential Information.

6.           Stride Rite Intellectual Property.  (a)  Executive hereby assigns to Stride Rite all of Executive’s rights, title, and interest (including but not limited to all patent, trademark, copyright and trade secret rights) in and to all Work Product (as defined herein).  Executive further acknowledges and agrees that all copyrightable Work Product prepared by Executive within the scope of Executive’s employment with Stride Rite are “works made for hire” and, consequently, that Stride Rite owns all copyrights thereto.  For purposes of this Agreement, “Work Product” shall include but is not limited to, all literary works, software, documentation, memoranda, photographs, artwork, sound recordings, audiovisual works, ideas, designs, inventions, discoveries, creations, conceptions, improvements, processes, algorithms, and so forth which (i) are prepared or developed by Executive, individually or jointly with others, during Executive’s employment with Stride Rite, or within six (6) months thereafter, whether or not during working hours, and (ii) relate to or arise in any way out of (1) current and/or anticipated business and/or activities of Stride Rite, (2) Stride Rite’s current and/or anticipated research or development, (3) any work performed by Executive for Stride Rite, and/or (4) any information or assistance provided by Stride Rite, including but not limited to Confidential Information.

(b)           Executive shall promptly disclose to Stride Rite all Work Product.  All such Work Product is and shall forthwith become the property of Stride Rite, or its designee, whether or not patentable or copyrightable.  Executive will execute promptly upon request any documents or instruments at any time deemed necessary or proper by Stride Rite in order to formally convey and transfer to Stride Rite or its designee title to such Work Product, or to confirm Stride Rite or its designee’s title therein, and in order to enable Stride Rite or its designee to obtain and enforce United States and foreign Letters Patent, Trademarks and Copyrights thereon.  Executive will perform Executive’s obligations under this Paragraph 6 without further compensation, except for reimbursement of reasonable out-of-pocket expenses incurred at the request of Stride Rite.

7.           Disability.  If Executive becomes Disabled and remains continuously so Disabled for a period of 180 days, then Stride Rite's obligations under this Agreement may be terminated by notice in writing to that effect during the continuance of such Disability, such termination to take effect the later of (a) the last day of the month during which such notice is given or (b) the last day of such 180 day period.  If Executive has made a previous election to participate in the Stride Rite Long-Term Disability Plan (subject to the terms and provisions of that plan), then the terms of that plan shall apply.  "Disability" or "Disabled" shall mean disability as defined under the Stride Rite Long-Term Disability Plan applicable to Executive.

8.	Termination.

(a)           For Cause; Voluntary Resignation; Death; Disability.  Stride Rite may terminate Executive’s employment for Cause at any time upon written notice to Executive, with immediate effect.  Executive may voluntarily resign from Stride Rite at any time upon 30 days written notice to Stride Rite; provided, Stride Rite may require Executive to cease working earlier and which date shall be the termination date.  If Executive’s employment terminates during the Contract Term by reason of Executive’s death or Disability, by Executive’s voluntary termination of employment, or by Stride Rite for Cause:

(i)           Executive’s base salary and employee benefits shall cease on the date of such termination or resignation, except as otherwise provided in any applicable employee benefit plan or program;

(ii)   Executive shall be entitled to receive Executive’s base salary through that date of termination or resignation (including payment for any accrued but unused vacation), payable within the first pay period following termination or resignation;

(iii)           Executive will be reimbursed, in accordance with Stride Rite policy, for any business expenses properly incurred by Executive prior to the date of termination or resignation;

(iv)   Executive shall be entitled to any equity-linked awards, consistent with the terms of the applicable award agreements; and

(v)           Executive will have the opportunity to continue coverage in Stride Rite’s medical, dental, and vision plans in which Executive is participating on the date of termination or resignation, as provided under the terms of the applicable benefit program.

(b)           Without Cause by Stride Rite; With Good Reason by Executive.  Stride Rite may terminate Executive’s employment Without Cause at any time upon written notice to Executive, and Executive may terminate Executive’s employment for Good Reason at any time upon written notice to Stride Rite.  If Executive’s employment is terminated Without Cause or for Good Reason:

(i)           Executive’s base salary and employee benefits shall cease on the date of such termination, except as otherwise provided herein or in any applicable employee benefit plan or program;

    (ii)           Executive shall be entitled to receive Executive’s base salary through that date of termination (including payment for any accrued but unused vacation);

(iii)           Executive will be reimbursed, in accordance with Stride Rite policy, for any business expenses properly incurred by Executive prior to the date of termination;

(iv)           Provided that Executive is not in violation of, and does not violate, any of Executive’s obligations under Paragraphs 2, 4, 5, and 6 of this Agreement, and has executed a Separation Agreement and General Release in substantially the form of Exhibit B hereto, which has become binding and irrevocable within fifty (50) days of Executive’s termination date, Executive shall be entitled to a severance payment in an amount equal to two (2) times Executive’s then current base salary at the time of termination of employment, payable in a lump sum, less applicable withholdings and deductions, within five (5) business days after the Separation Agreement and General Release becomes binding and irrevocable;

(v)   Executive shall be entitled to the amount of any annual cash award payable to Executive under the Incentive Plans for the fiscal year in which Executive’s employment is terminated, prorated by the number of days Executive is actively employed in that fiscal year divided by the number of days in the fiscal year, and payable at the time and pursuant to the terms of such Incentive Plans, less applicable withholdings and deductions; provided, however, such Annual Award must be paid by the later of (x) 2 ½ months from the end of SRR’s fiscal year in which Executive’s employment terminates and (y) April 15th of the year following the year in which Executive’s employment terminates;

(vi)     the unvested portion of equity granted to Executive that, absent the end of his employment, would have vested, in the normal course, in the 12 month period following the date of termination, will immediately vest and 50% of the portion of the award that would have vested in the following six months (i.e., between 12 and 18 months after termination) will immediately vest, and in the case of vested options and similar awards, such awards will remain exercisable, until the earlier of (i) 90 days following the date of termination and (ii) the final expiration date of such awards;

(vii)    Executive will receive a special payment which is the equivalent, before taxes, to the portion paid by Stride Rite towards 24 months of COBRA coverage under Stride Rite’s medical, dental and vision plans, to the extent Executive is participating in such plan(s) on the date of termination;

(viii)
Executive shall receive executive-level outplacement services to be coordinated by the Human Resources Department.  Executive must commence utilizing the outplacement services no later than 30 days following the date of termination or the right to such services will cease.  Provided, however, the services in no event will extend beyond 15 months following the date of termination; and

(ix)
If at the time that Executive terminates employment Executive is a “specified employee” within the meaning Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and as identified by Stride Rite, then, if necessary to comply and to avoid the imposition of additional taxes under Section 409A, payment of the portion of the foregoing necessary to comply and to avoid the imposition of such additional taxes to Executive shall not be made until six (6) months after termination of employment and such payment shall be made in a lump sum.

(c)           "Cause" means:

    (i)         an intentional act of fraud, embezzlement, or material theft against Stride Rite, or any other material violation of the law that is materially harmful to its operations (excluding minor traffic violations) or conviction of a felony;

        (ii)          grossly negligent disclosure of Confidential Information in material violation of this Agreement;

        (iii) material breach of any of the terms of this Agreement or material breach of Executive’s duties to Stride Rite and its shareholders;

                    (iv)            intentional engagement in any materially competitive activity which would constitute a breach of Executive's duty of loyalty or of Executive’s material obligations under this Agreement;

(v)            intentional and material breach of any written policy of Stride Rite which has been provided to Executive including those contained in the Collective Brands, Inc. Code of Ethics;

(vi)            the conviction of Executive, or a plea of guilty or nolo contendre, to any intentional crime involving moral turpitude as defined by Massachusetts law;

(vii)            the willful and continued failure by Executive to substantially perform Executive's duties with Stride Rite (other than any such failure resulting from Executive's incapacity due to physical or mental illness); or

(viii)            the willful engaging by Executive in conduct which is demonstrably and materially injurious to Stride Rite, monetarily or otherwise.

For purposes of this Paragraph 8(c), an act, or a failure to act, shall not be deemed "willful" or "intentional" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interest of Stride Rite, as determined by the Chief Executive Officer of Collective Brands, Inc., after affording Executive an opportunity to be heard on the issue at an in-person meeting with the Chief Executive Officer, where the Executive has been notified reasonably in advance of the agenda and timing of the meeting.  Failure to meet performance standards or objectives, by itself, will not constitute "Cause".

(d)	“Good Reason” means:

(i) the relocation of Stride Rite’s headquarters more than 35 miles from its location on the Effective Date if such relocation increases Executive’s one-way commute from his principal residence by more than 35 miles; or

(ii) a change in the lines of reporting such that Executive no longer reports directly and exclusively to the Chief Executive Officer of Collective Brands, Inc.

(e)           Executive agrees that, in addition to any other remedies, and to the extent permitted by law and or plan, Stride Rite shall be permitted, as part of the computation of any final amount due to Executive as compensation, wages, bonus, or otherwise, and before any such amount shall be due and owing, to reduce any amount which Stride Rite may otherwise owe to Executive by any unpaid amount which Executive owes to Stride Rite, provided that no offset shall be applied against amounts that may be considered deferred compensation subject to Section 409A.

(f)           Executive’s obligations under Paragraph 2 shall cease on the effective date of such resignation or termination for whatever cause(s), Executive’s obligations under the Agreement, including Paragraphs 4, 5, and 6, shall remain in full force and effect, and Stride Rite shall be entitled to all legal and equitable rights and remedies under this Agreement, including all of its rights and remedies referenced in Paragraph 10 of this Agreement.

(g)           Upon resignation or termination of employment due to whatever cause(s), Executive shall return all property of Stride Rite which is then or thereafter comes into Executive’s possession, including but not limited to documents, contracts, agreements, plans, photographs, books, notes, records, computer diskettes and tapes, and any other electronically stored data and all copies of the foregoing, as well as an other material or equipment supplied by Stride Rite, keys, credit cards, and equipment, and delete from Executive’s own computer or other electronic storage medium any Confidential Information; provided, Executive shall at all times be permitted to retain copies of any documents or other records which would fall within the definition of “personnel records” pursuant to the Massachusetts Personnel Records Statute.  Executive shall also sign all documents necessary for Executive's immediate resignation as an officer of Stride Rite.

(h)           The payments and other benefits provided in Paragraph 8 are not made pursuant to any welfare benefit or pension plan as defined by the Employee Retirement Income Security Act of 1974.

9.           Release and Waiver of Claims.  The parties agree that payment of severance and other benefits provided in Paragraph 8 shall constitute payment in full for all compensation due to Executive in connection with Executive’s termination of employment with Stride Rite and are in lieu of any benefits which Executive may otherwise be entitled under any Stride Rite severance plans, and constitute full and complete discharge of any and all claims which Executive might otherwise have or purport to have with respect to any period subsequent to the effective date of such resignation or termination, for the payment of compensation, or any additional benefits provided by Stride Rite to Executive.

10.           Remedies.  Executive acknowledges and agrees that the restrictions in this Agreement are reasonable in order to protect Stride Rite’s expectations and rights under this Agreement and to provide Stride Rite with the protections it needs to, among other things, safeguard its Confidential Information.  Executive agrees that any breach or threatened breach of Paragraphs 4, 5, or 6 of this Agreement by Executive will cause immediate irreparable injury to Stride Rite, for which an award of damages alone may be inadequate.  Therefore, Stride Rite shall be entitled, in addition to any other legal or equitable right or remedy it may have, to temporary, preliminary, and permanent injunctive relief restraining such breach or threatened breach of Paragraphs 4, 5, or 6 of this Agreement.  Moreover, any award of injunctive relief shall not preclude Stride Rite from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including forfeiture of any payments not yet made and return of any payments already received by Executive.

11.           Representations of Executive.  Executive hereby represents and warrants that the execution and delivery of this Agreement and Executive’s employment with Stride Rite do not violate any previous employment agreement or other contractual obligation of Executive with any other party, nor is Executive a party to any employment contract, confidentiality agreement or other agreement that contains any restriction that will affect Executive’s performance of his duties hereunder.  Executive has not disclosed, and will not disclose, to Stride Rite any information, whether confidential, proprietary or otherwise, which Executive is not legally free to disclose.  Executive shall abide by the terms of any nondisclosure or confidentiality agreement with such other parties.  Executive further represents that he has not relied in entering into this Agreement on any representation, warranty, inducement, promise or understanding that is not in this Agreement.

12.           Severability.  The invalidity or unenforceability of any provision, or portion thereof, of this Agreement shall not affect the remainder of that provision or any other provision of the Agreement.  If any clause is deemed overly broad, illegal, invalid, or unenforceable with respect to the duration of time or the geographic scope, then such clause shall automatically be amended to the extent (but only to the extent) necessary to make it sufficiently narrow in scope, time and geographic area so that it shall be enforceable, and that it is not illegal, void or unenforceable.  All other remaining terms and provisions shall remain in full force and effect.

13.           Entire Agreement.  The entire understanding and agreement between the parties has been incorporated into this Agreement, along with the Indemnification Agreement and Change of Control Agreement and together, these Agreements supersede all other employment agreements or other arrangements, whether oral or written, with respect to the subject matter contained herein.  To the extent of any inconsistency between this Agreement and any other agreement or understanding between the Executive and the Company, the terms of this Agreement shall govern.  This Agreement may be executed in counterparts, in which case each of the two counterparts shall be deemed to be an original and the final counterpart shall be deemed to have been executed in Lexington, Massachusetts.

14.           Amendment, Breach and Waiver.  This Agreement may not be changed, amended, or modified in any manner except by a written instrument in writing signed by both the parties hereto, except that if IRC Section 409A is determined to have applicability to any portion of this Agreement, with the effect that Executive shall have no right to any payment hereunder prior to six months from employment termination, this Agreement may be amended by Stride Rite to comply with IRC Section 409A.  The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any of such provision, or of the right to such party thereto to enforce each and every such provision in the event of a subsequent breach.

15.           Successors and Assigns.  This Agreement and/or the rights hereunder shall be freely assignable by Stride Rite.  This Agreement shall inure to the benefit of, and be binding upon, any entity which shall succeed to Stride Rite’s business.  Being a contract for personal services, neither this Agreement nor any rights hereunder, shall be assigned by Executive, and any such attempts or purported assignment shall be null and void.

16.           Third Party Beneficiary.  Each Stride Rite business is a third party beneficiary of this Agreement with respect to, among other things, the protection of each such business’s interest in such business’s Confidential Information, customer goodwill, relationships and contacts, and each such business has the full rights and power to enforce the rights, interests and obligations under this Agreement of or relating to such business.

17.           Governing Law; Choice of Forum.  This Agreement, and any questions relating or regarding the validity, interpretation, or performance, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to the conflicts or choice of law principles thereof.  Stride Rite and Executive agree that any action to enforce any provision of this Agreement shall be filed and litigated exclusively in any state court or federal court located within the Commonwealth of Massachusetts.  Stride Rite and Executive hereby waive any defense of lack of personal jurisdiction or venue in such courts and agree that process may be served, if made upon Stride Rite, upon Stride Rite’s registered agent (with a copy to Collective Brands Inc.’s General Counsel), or if made upon Executive, at Executive’s last known address on the records of Stride Rite.

BY SIGNING THIS AGREEMENT, EXECUTIVE HEREBY CERTIFIES THAT EXECUTIVE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE SIGNING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAS HAD SUFFICIENT OPPORTUNITY TO REVIEW THE AGREEMENT WITH ANY ADVISOR WHICH EXECUTIVE MAY DESIRE TO CONSULT, INCLUDING LEGAL COUNSEL; (D) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING IT TO ASK ANY QUESTIONS EXECUTIVE HAS ABOUT THIS AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; (E) UNDERSTANDS EXECUTIVE'S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT AND (F) HAS SATISFIED SRR’S EMPLOYMENT ELIGIBILITY VERFICATION REQUIREMENTS.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals on the day and year first above written.

EXECUTIVE

/s/ Gregg Ribatt

THE STRIDE RITE CORPORATION

By: /s/ Matthew E. Rubel
Its: